Filed pursuant to Rule 424(b)(3)
Registration No. 333-169755

PROSPECTUS SUPPLEMENT NO. 7

29,832,949 Shares of Common Stock

of

Guided Therapeutics, Inc.

This prospectus supplement no. 7 supplements and amends the prospectus dated December 6, 2010, previously supplemented on March 8, 2011, June 8, 2011, August 15, 2011, September 2, 2011, November 15, 2011, and November 28, 2011, which constitutes part of our registration statement on Form S-1 (No. 333-169755) relating to up to 29,832,949 shares of our common stock that may be offered for sale by the stockholders named in the prospectus. This prospectus supplement includes our attached current report on Form 8-K, which was filed with the Securities and Exchange Commission on March 23, 2012.

This prospectus supplement should be read in conjunction with the prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus.

Investing in our common stock involves a high degree of risk. We urge you to carefully read the “Risk Factors” section beginning on page 3 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 23, 2012.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event) March 23, 2012; (March 21, 2012)

GUIDED THERAPEUTICS, INC.

 (Exact Name of Registrant as Specified in Its Charter)

Delaware	0-22179	58-2029543
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)

5835 Peachtree Corners East, Suite D Norcross, Georgia (Address of Principal Executive Offices)	30092 (Zip Code)

Registrant's Telephone Number, Including Area Code:     (770) 242-8723

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03. Amendments to Article of Incorporation or Bylaws; Change in Fiscal Year.

On March 21, 2012, the board of directors of Guided Therapeutics, Inc. (the “Company”) adopted four amendments to the Company’s bylaws.

First, the board amended section 2.3 of the bylaws, to provide that special meetings of the Company’s stockholders may only be called by the chairman of the board, the president, or a majority of the board of directors. Stockholders no longer have the ability to call a special stockholders’ meeting.

Second, the board amended section 2.9 of the bylaws, to bring the bylaws into conformity with the Company’s restated certificate of incorporation, which prohibits cumulative voting for directors.

Third, the board amended section 3.2 of the bylaws, to provide that the board of directors has the power to set the exact size of the board, by resolution adopted by the board from time to time. Stockholders no longer have the ability to change the size of the board.

Finally, the board amended article IX of the bylaws, to provide that shareholders can amend the bylaws only by the affirmative vote of at least two-thirds, as opposed to a majority, of the outstanding voting power of the Company’s capital stock entitled to vote in the election of directors.

The above descriptions of the amendments to the Bylaws are qualified in their entirety by reference to the Company’s Amended and Restated Bylaws, a copy of which is attached as Exhibit 3.2 to this current report and which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Number	Exhibit
3.1	Amended and Restated Bylaws of Guided Therapeutics, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUIDED THERAPEUTICS, INC.

	By:	/s/ Mark L. Faupel, Ph.D.
Mark L. Faupel, Ph.D.
CEO & President
Date: March 23, 2012

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